[Home Federal Logo]  HOME FEDERAL BANCORP
                             222 West Second Street
                             Seymour, Indiana 47274
                                 (812) 522-1592

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held On October 26, 1999

     Notice is hereby given that the Annual Meeting of Shareholders of Home Federal Bancorp (the "Corporation") will be held at the Hampton Inn, 247 N. Sandy Creek Drive, Seymour, Indiana, on Tuesday, October 26, 1999, at 3:00 P.M., Eastern Standard Time.
     The Annual Meeting will be held for the following purposes:
     1. Election of Directors. Election of two directors of the Corporation for terms expiring in 2002.
     2. Approval of the 1999 Stock Option Plan. Approval and ratification of the Home Federal Bancorp 1999 Stock Option Plan (the "1999 Option Plan")
     3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.
     Shareholders of record at the close of business on September 9, 1999, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended June 30, 1999, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.
                              By Order of the Board of Directors

                              /s/John K. Keach, Sr.
                              John K. Keach, Sr.
                              Chairman of the Board




Seymour, Indiana
September 24, 1999


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              HOME FEDERAL BANCORP
                             222 West Second Street
                             Seymour, Indiana 47274
                                 (812) 522-1592

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 26, 1999
     This Proxy Statement is being furnished to the holders of common stock, without par value ("Common Stock"), of Home Federal Bancorp ("the Corporation"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held at 3:00 p.m., Eastern Standard Time, at the Hampton Inn, 247 N. Sandy Creek Drive, Seymour, Indiana, on October 26, 1999, and at any and all adjournments of such meeting. The principal asset of the Corporation consists of 100% of the issued and outstanding shares of Common Stock, $.01 par value per share, of Home Federal Savings Bank (the "Bank"), a federal savings bank based in Seymour, Indiana. This Proxy Statement is expected to be mailed to Shareholders on or about September 24, 1999.

      A Notice of Annual Meeting and form of proxy accompany this Proxy Statement. Any Shareholder giving a proxy has the right to revoke it, by delivering written notice to the Secretary of the Corporation, by filing a later proxy, or in person at the meeting, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the Shareholder and, to the extent no directions are given, will be voted "for" items 1 and 2.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only Shareholders of record at the close of business on September 9, 1999 (the "Voting Record Date"), will be eligible to vote at the Annual Meeting or at any adjournment thereof. Such Shareholders are entitled to one vote for each share then held. As of that date, the Corporation had 4,885,601 shares of the Corporation's Common Stock issued and outstanding. A majority of the votes entitled to be cast, in person or by proxy, at the Annual Meeting is necessary for a quorum. In determining whether a quorum is present, Shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     Management knows of no person who held more than 5% of the outstanding shares of the Corporation's Common Stock on September 9, 1999, other than the following:

                                  Number of Shares
   Name and Address of            of Common Stock         Percent of
     Beneficial Owner            Beneficially Owned          Class
     ----------------            ------------------          -----
Heartland Advisors, Inc.                 290,250(1)           5.9%
   790 North Milwaukee Street
   Milwaukee, WI  53202
Lawrence E. Hiler                        286,537(2)           5.9%
   P.O. Box 148
   Walkerton, IN  46574

(1) The information is based on an amendment to a Schedule 13G Report filed by the Shareholder with the Securities and Exchange Commission and dated January 21, 1999, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing. Heartland Advisors, Inc. is a registered investment advisor and the shares shown above are held in its investment advisory accounts, including Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company which holds more than 5% of the Corporation's outstanding shares.
(2) The information is based on a Schedule 13D Report filed by the Shareholder with the Office of Thrift Supervision on July 26, 1991, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing, except for changes resulting from the Corporation's stock splits.

                       PROPOSAL I -- ELECTION OF DIRECTORS
     The Corporation's Board of Directors currently consists of seven members. The Corporation's By-laws provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. The two nominees for election as a director this year are John K. Keach, Jr. and David W. Laitinen, MD, each of whom currently serves as a director. Mssrs. Keach, Jr. and Laitinen each have been nominated to serve for a three-year term ending in 2002.

     The following table sets forth certain information regarding the nominees for election as a director and each director continuing in office after the Annual Meeting. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies as to which authorization is withheld) will be voted at the Annual Meeting for the election of the nominees identified below. If any nominee is unable or declines to serve (an event which the Board of Directors does not anticipate), the proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board elects to fill such nominee's position. The table also sets forth the number of shares of the Corporation's Common Stock beneficially owned by certain executive officers of the Corporation and by all directors and executive officers of the Corporation as a group. Mr. Keach, Jr. is the son of the Corporation's Chairman of the Board.

                                                     Shares of
                                                     Common
                  Positions         DirectorDirector          Stock
                  Held With         of the  of the   Term     Beneficially      Percent
                  the      Bank     Corporation      to       Owned on of
Name                      Age       Corporation      Since    Since    Expire   9/9/99(1)        Class
- ----                      ---       ----------------------    -----    ------   ----------       ------
Director Nominees
John K. Keach, Jr.        47        President and         1990         1990        2002       174,922(2)      3.5%
                               Chief Executive Officer
David W. Laitinen, MD     47          Director            1990         1990        2002        61,985(3)      1.3%
Directors Continuing
In Office
John T. Beatty            49          Director            1991         1992        2001        25,378(4)         *
Lewis W. Essex            67          Director            1972         1990        2000       129,656(5)      2.6%
Harold Force              48          Director            1991         1992        2001        25,602(6)         *
John K. Keach, Sr.        72   Chairman of the Board      1954         1990        1999 **    124,564(7)      2.5%
Harvard W. Nolting, Jr.   60          Director            1988         1990        2000        67,365(8)      1.4%
Executive Officers
Gerald L. Armstrong       59       Executive Vice                                             105,474(9)      2.1%
                                 President and Chief
                                  Operating Officer
Lawrence E. Welker        52       Executive Vice                                            149,553(10)      3.0%
                             President, Chief Financial
                            Officer,  Treasurer and Secretary
S. Elaine Pollert         39 Executive Vice President,                                        61,907(11)      1.3%
                                   Retail Banking
All executive officers and
directors as a group (10 persons)                                                            926,406(12)     17.7%

*      Less than 1%.
** Mr. Keach, Sr. will retire from the Board as of December 31, 1999 due to the age limitations applicable to Board members.

(1) Includes shares beneficially owned by members of the immediate families of the directors or director nominees residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.

(2) Includes 78,749 shares held jointly by Mr. Keach and his wife, 4,226 shares held by his wife and children, 78,256 shares subject to stock options granted under the Home Federal Bancorp Stock Option Plan (the
       "Option Plan"), the Home Federal Bancorp 1993 Stock Option Plan ("1993 Option Plan") and the Home Federal Bancorp 1995 Stock Option Plan (the "1995 Option Plan") and 13,691 whole shares allocated as of June 30, 1999, to Mr. Keach's account under the Home Federal Bancorp Employees Salary Savings Plan (the "401(k) Plan"). Does not include stock options for 42,299 shares which are not exercisable within a period of 60 days following the Voting Record Date.

Footnotes continued on following page


                                     - 2 -

(3) Includes 25,476 shares held jointly by Dr. Laitinen and his wife, 24,292 shares held by Mrs. Laitinen for their minor children, and 12,217 shares subject to stock options granted under the Option Plan, 1993 Option Plan or by the Corporation.

(4) Includes 8,961 shares held jointly by Mr. Beatty and his wife and 16,417 shares subject to stock options granted under the Option Plan, the 1993 Option Plan or by the Corporation.

(5) Includes 33,745 shares held by a trust of which Mr. Essex is a trustee and beneficiary, 12,217 shares subject to stock options granted under the 1993 Option Plan or by the Corporation, and 44,043 shares owned by Mr. Essex's mother as to which Mr. Essex has a power of attorney.

(6) Includes 225 shares held jointly by Mr. Force and his wife, and 24,872 shares subject to stock options granted under the Option Plan, the 1993 Option Plan or by the Corporation.

(7)    Includes 49,500 shares held jointly by Mr. Keach and his wife.

(8) Includes 10,530 shares subject to stock options granted under the 1993 Stock Option Plan or by the Corporation.

(9) Includes 66,861 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and 10,091 whole shares allocated as of June 30, 1999, to Mr.Armstrong's account under the 401(k) Plan. Does not include stock options for 22,794 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(10) Includes 65,301 shares held jointly by Mr. Welker and his wife, 1,012 shares held by Mrs. Welker for their minor children, 73,611 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and 9,629 whole shares allocated as of June 30, 1999, to Mr. Welker's account under the 401(k) Plan. Does not include stock options for 22,794 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(11) Includes 52,848 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and 2,620 whole shares allocated as of June 30, 1999, to Ms. Pollert's account under the 401(k) Plan. Does not include stock options for 14,041 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(12) Includes 347,829 shares subject to stock options granted under the Stock Option Plan, the 1993 Option Plan and the 1995 Option Plan, and outside of those plans, and 36,031 whole shares allocated as of June 30, 1999, to the accounts of participants in the 401(k) Plan. Does not include stock options for 101,928 shares which are not exercisable within a period of 60 days following the Voting Record Date.

     The business experience of each of the above directors and director nominees for at least the past five years is as follows:

     John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

     Lewis W. Essex retired from his position as Chief Executive Officer of Essex Castings, Inc. in 1996.

     Harold Force has been President of Force Construction Company, Inc. since 1976.

     John K. Keach, Sr. has been employed by the Bank since 1950. He served in various positions until 1974, at which time be became President and Chief Executive Officer. He was elected as Chairman of the Board in 1986. He resigned as President, remaining Chief Executive Officer, in 1988. He resigned as Chief Executive Officer as of July 1, 1994.

     John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services, in 1987 he became Executive Vice President, and in 1988 he became President and Chief
     Operating  Officer.  In 1994,  he  became  President  and  Chief  Executive
     Officer.

     David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

     Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

     Directors will be elected upon receipt of a plurality of votes cast at the Annual Meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

Meetings and Committees of the Board of Directors of the Corporation

     The Board of Directors meetings are generally held on a monthly basis. The Board of Directors held a total of 13 meetings during the fiscal year ended June 30, 1999. No incumbent director attended fewer than 75% of the sum of the meetings of the Board of Directors held while he served as a director and the meetings of committees on which he served.

     The Audit Committee, comprised of Messrs. Essex (Chairman), Beatty, Force, and Nolting, Jr., recommends the appointment of the Corporation's independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of such audit. That committee met four times during the Corporation's fiscal year ended June 30, 1999.

     The Board of Directors of the Corporation has a Compensation Committee, the members of which are Messrs. Nolting, Jr. (Chairman), Keach, Sr., Laitinen and Keach, Jr., which reviews payroll costs and salary recommendations and sets salary guidelines. During the fiscal year ended June 30, 1999, the Compensation Committee met two times.

     The Corporation's Stock Option Committee administers the Stock Option Plan, the 1993 Option Plan, and the 1995 Option Plan, and will administer the 1999 Option Plan if it is approved by the shareholders of the Corporation. It met one time during the fiscal year ended June 30, 1999. Its members are all of the directors except Messrs. Keach, Sr. and Keach, Jr.

     The Corporation's Nominating Committee nominated the slate of directors set forth in the Proxy Statement. The Nominating Committee held one meeting for the fiscal year ended June 30, 1999. The members of the Nominating Committee for the 1999 Annual Meeting were Messrs. Nolting (Chairman), Force and Essex. The Nominating Committee will consider the nomination of any Shareholder of the Corporation entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of the Corporation as provided in the Corporation's By-laws. To be timely, a Shareholder's notice must be delivered to or mailed and received by the Secretary of the Corporation not less than 60 days prior to the meeting, unless less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to Shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a Shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

 Management Remuneration and Related Transactions

     Joint Report of the  Compensation Committee and the Stock Option Committee
     --------------------------------------------------------------------------
     The Compensation Committee of the Board of Directors was comprised during fiscal 1999 of Messrs. Nolting, Jr. (Chairman), Keach, Sr., Laitinen and Keach, Jr. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Corporation's executive officers are approved by the full Board of Directors. In fiscal 1999, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.


     The Corporation's Stock Option Committee administers the Stock Option Plan, the 1993 Option Plan, and the 1995 Option Plan, and will administer the 1999 Option Plan if it is approved by the Corporaiton's shareholders. Its members are all of the Corporation's outside directors.

     The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

 (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Corporation's long-term success;

     (2) reward   executive   officers  based  upon  their  ability  to  achieve
         short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of Shareholders by granting stock options which will become more valuable to the executives as the value of the Corporation's shares increases.

     At present, the Corporation's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of stock options. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the
Corporation's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and stock options have a direct relation to the long-term enhancement of Shareholder value. In years in which the performance goals of the Corporation are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

     Base Salary. Base salary levels of the Corporation's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

      Mr. Keach, Jr. was the Corporation's Chief Executive Officer throughout fiscal 1999. Mr. Keach, Jr.'s salary was increased from $225,629 in fiscal year 1998 to $249,831 in fiscal 1999. In recommending this increase, the Compensation Committee considered the Corporation's financial performance for the prior fiscal year.

     Annual Incentive Bonuses. Under the Corporation's Annual Incentive Plan, all employees of the Corporation receive a cash bonus for any fiscal year in which the Corporation achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee's base salary, which percentage varies with the extent to which the Corporation exceeds these goals for the fiscal year.

     The Corporation believes that this program provides an excellent link between the value created for Shareholders and the incentives paid to executives, since executives receive no bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

     Mr. Keach, Jr. received no bonus for fiscal 1999, compared to a bonus of $56,738 paid to him for fiscal 1998.

     Stock Options. The Stock Option Plan, the 1993 Option Plan, the 1995 Option Plan, and the 1999 Option Plan are the Corporation's long-term incentive plans for executive officers and other key employees. These plans align executive and Shareholder long-term interests by creating a strong and direct link between executive pay and Shareholder return, and enable executives to acquire a significant ownership position in the Corporation's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Corporation.

     Mr. Keach, Jr. received a grant of stock options for 15,050 shares of Common Stock during fiscal year 1999. See "Management Remuneration and Related Transactions-- Stock Options."

     Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Corporation's Shareholders. As performance goals are met or exceeded, most probably resulting in increased value to Shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1999 for executives and for the chief executive officer adequately reflect the Corporation's compensation goals and policies.

       Compensation Committee Members       Stock Option Committee Members
           Harvard W. Nolting, Jr.                John T. Beatty
           John K. Keach, Sr.                     Lewis W. Essex
           John K. Keach, Jr.                     Harold Force
           David W. Laitinen                      David W. Laitinen
                                                  Harvard W. Nolting, Jr.

     Remuneration of Named Executive Officers
     ----------------------------------------

     During the last three fiscal years, no cash compensation was paid directly by the Corporation to any of its executive officers. Each of such officers was compensated by the Bank.

     The following table sets forth information as to annual, long-term and other compensation for services in all capabilities to the Corporation and its subsidiaries for each of the Corporation's last three fiscal years of (i) the individual who served as chief executive officer of the Corporation during the fiscal year ended June 30, 1999, and (ii) each other executive officer of the Corporation serving as such during the 1999 fiscal year, who earned over
$100,000  in  salary  and  bonuses  during  that  year  (the  "Named   Executive
Officers").

                                                       Summary Compensation Table
                                                       --------------------------
                                                                                         Long Term Compensation
                                             Annual  Compensation                               Awards
                                             --------------------                               ------
Name and Principal                                                  Other Annual    Restricted Securities   All Other
Position During Last        Fiscal                                  Compensation     Stock     Underlying  Compensation
Fiscal Year                  Year      Salary($)(1)  Bonus($)(2)       ($)(3)        Awards($) Options(#)   ($)(4)
- -------------------------------------------------------------------------------------------------------------------------
John K. Keach, Jr.           1999        $249,831     $     0           --            --       15,050      $2,924
   President and Chief       1998        $225,629     $56,738           --            --       15,000      $2,935
   Executive Officer         1997        $205,189     $42,525           --            --       22,500      $2,714
   and Director
Gerald L. Armstrong          1999        $142,724     $     0           --            --       11,650      $3,063
   Executive Vice            1998        $133,019     $27,515           --            --       10,000      $2,842
   President and Chief       1997        $126,447     $21,525           --            --       15,000      $2,745
   Operating Officer
Lawrence E. Welker           1999        $133,520     $     0           --            --       11,650      $2,579
   Executive Vice President  1998        $124,620     $26,482           --            --       10,000      $2,297
   Chief Financial Officer,  1997        $115,360     $20,188           --            --       15,000      $2,122
   Treasurer and Secretary
S. Elaine Pollert            1999        $115,030     $     0           --            --       11,650      $1,857
   Executive Vice President, 1998        $100,015     $21,250           --            --       10,000      $1,632
   Retail Banking            1997        $ 82,366     $14,292           --            --       15,000      $1,349

(1) Includes amounts deferred by the Corporation's executive officers pursuant to ss.401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), under the 401(k) Plan.

(2) The bonus amounts were paid under the Bank's Annual Incentive Plan.

(3)  Each  Named  Executive   Officer  of  the  Corporation   receives   certain
     perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

(4) Includes the Bank's contributions on behalf of the Named Executive Officers to the 401(k) Plan.

Stock Options
- -------------
 The following table sets forth information related to options granted during fiscal year 1999 to the Named Executive Officers.

                                    Option Grants - Last Fiscal Year
                                             Individual Grants
                                    % of Total
                                   Options Granted   Exercise or
                       Options       to Employees     Base Price     Expiration    Grant Date
         Name          Granted(#)(1) In Fiscal Year  ($/Share)(2)      Date(3)      Value (4)
         ----          ------------  --------------  ------------    ---------      ---------
John K. Keach, Jr.      15,050          15.4%           $23.00       12/21/08      $89,246.50
Gerald L. Armstrong     11,650          11.9%           $23.00       12/21/08      $69,084.50
Lawrence E. Welker      11,650          11.9%           $23.00       12/21/08      $69,084.50
S. Elaine Pollert       11,650          11.9%           $23.00       12/21/08      $69,084.50

(1) Options to acquire shares of the Corporation's Common Stock.

(2) The option exercise price may be paid in cash or with the approval of the Stock Option Committee in shares of the Corporation's Common Stock or a combination thereof. The option exercise price equaled the market value of a share of the Corporation's Common Stock on the date of grant.

(3) These options became exercisable on June 22, 1999.

(4) This column sets forth the present value of the options on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.17%, risk-free rate of return of 4.66%, expected volatility of 26.04% and expected life of options of 5.39 years.

     The following table includes information relating to option exercises by the Named Executive Officers during fiscal 1999 and the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of June 30, 1999. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

               Aggregate Option Exercises in Last Fiscal Year and
       Outstanding Stock Option Grants And Value Realized As Of 6/30/99
                                                                                                Value of
                                                                  Number of                   In-the-Money
                                                           Securities Underlying                Options
                                                            Unexercised Options              at Fiscal Year
                                                            at Fiscal Year End(#)               End($)(1)
                                                            ---------------------        -------------------------
                              Shares
                            Acquired on       Value
     Name                  Exercise (#)    Realized($)    Exercisable   Unexercisable   Exercisable     Unexercisable
     ----                  ------------    -----------    -----------   -------------   -----------     -------------
John K. Keach, Jr.             6,750        $ 113,805       78,256          42,299       $1,189,845       $413,584
Gerald L. Armstrong           19,800        $ 359,727       66,861          22,794       $1,049,911       $180,375
Lawrence E. Welker               ---        $     ---       73,611          22,794       $1,203,794       $180,375
S. Elaine Pollert              1,700        $  28,883       52,848          14,041       $  734,455       $ 71,510

(1) Amounts reflecting gains on outstanding in-the-money options are based on the June 30, 1999, average between the high and low prices for the stock, which was $28.6875.

     Employment Agreements

     The Bank has three-year employment contracts with the following executive officers: Lawrence E. Welker, John K. Keach, Jr., Gerald Armstrong and S. Elaine Pollert (collectively, the "Employees"). The Corporation has guaranteed the Bank's obligations under these contracts. The contracts can be extended annually for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract, and have been so extended. The Employees receive their current salary, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to Bank employees. The Employees may terminate their employment upon 30 days written notice to the Bank. The Bank may discharge the Employees for "cause" (generally, dishonesty, incompetence, forms of misconduct, or certain legal violations) at any time or in certain events specified by Office of Thrift Supervision regulations. Upon termination of an Employee's employment by the Bank for other than cause or in the event of termination by an Employee for "cause" (generally, material changes in duties or authority or breaches by the Bank of the contract), that Employee will receive his or her base compensation under the contract (a) for an additional three years if the termination follows a change of control not approved in advance by the Board of Directors (generally, material changes in the owners of shares of the Bank or in the composition of its Board of Directors), or (b) for the remaining term of the contract, if the termination does not follow a change of control. In addition, during such period, the Employee will continue to participate in the Bank's group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employee will have the right to cause the Bank to purchase any stock options he or she holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the employment agreement together with any other payments made to an Employee by the Bank are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. The cash compensation which would be paid under these contracts to the four Named Executive Officers if the contracts were terminated as of the date hereof after a change of control for other than cause by the Bank or for cause by the Employees, would be the following:

             Named Executive Officer                  Cash Compensation
             -----------------------                  -----------------
              John K. Keach, Jr.                           $774,000
              Gerald L. Armstrong                          $435,000
              Lawrence E. Welker                           $409,560
              S. Elaine Pollert                            $360,000

     The employment contracts provide the Bank protection of its confidential business information and protection from competition by the Employees should any of them voluntarily terminate his or her employment without cause or be terminated by the Bank for cause.

     The existence of these contracts may make a merger, other business combination or change of control of the Bank more difficult or less likely. This is because, unless the Employees are allowed to maintain their positions and authority with the Bank, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the employment contracts provide security to the Employees, and the Board of Directors believes that it will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change of control of the Corporation or the Bank since they will be in a position to evaluate such transactions without significant concerns about the manner in which such transactions will affect their financial security.

     Compensation of Directors
     -------------------------
     Monthly Fee. Directors of the Corporation are not currently paid director's fees. Each director of the Bank receives $600 per regular meeting attended, $200 per committee meeting attended, $300 per special meeting attended, and a $3,300 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board.

     Stock Options to Outside Directors. On October 27, 1998, the Corporation's five outside directors received automatically under the 1993 Option Plan a non-qualified stock option to purchase 1,431 shares of the Corporation's Common Stock for $23.125 per share.

     The options are exercisable in whole or in part at any time from and after six months following their grant until ten years and one day following their grant, except that such options will terminate, if not previously exercised, six months after the optionholders cease to be directors of the Corporation for any reason other than death. If the optionholder dies while a director of the Corporation or within six months after he ceases to be a director, the option may be exercised by his executor, administrator or estate beneficiaries within one year following the date of his death but not later than the last day of the option term.

     The options are nontransferable other than by will or the laws of descent and distribution and must be exercised by delivering a cash payment equal to the exercise price to the Corporation.

     Deferred Compensation for Outside Directors. The Bank entered into deferred compensation agreements with the five outside directors. Under these agreements, each outside director deferred all or part of his monthly fee during a period of five years from June, 1992, to May, 1997, and will subsequently receive deferred compensation after he reaches his normal retirement date (as outlined below) or upon his death. The annual deferred compensation benefits payable to each of the outside directors is as follows:
                                                 Amount of Annual
         Name of Individual                    Deferred Compensation
         ------------------                   ----------------------
         David W. Laitinen                            $91,231
         Harold Force                                 $79,757
         John T. Beatty                               $65,239
         Harvard W. Nolting, Jr.                      $32,357
         Lewis W. Essex                               $28,320

     The normal retirement date for Messrs. Beatty, Force, and Laitinen is the first day of the month following the date on which they reach 60, for Mr. Nolting is the first day of the month following the date on which he reaches 65, and for Mr. Essex is the first day of the month following the date on which he reaches 70. The deferred compensation is payable to Messrs. Beatty, Force, Laitinen and Nolting for a period of 15 years and is payable to Mr. Essex for a period of 10 years.

     Directors Emeritus Benefits
     ---------------------------

     In consideration of a director serving as Director Emeritus, any Director Emeritus is paid an amount equal to 3/4 of the monthly fee paid to directors at the time of his retirement from the Board.

     Pension Plan
     ------------

     The Bank's employees are included in a pension plan administered by Pentegra Group. Separate actuarial valuations are not made for individual members of the plan. The Bank's employees are eligible to participate in the plan once they have completed one year of service for the Bank and have attained the age of 21 years.

     The plan provides for monthly retirement benefits determined on the basis of the employee's years of service and the employee's average base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the plan, depending upon the participant's age and years of service. During fiscal 1999, the Bank did not make a contribution to the pension plan as the pension plan was fully funded.

     The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.

 Highest Five-Year
  Average Annual                   Years of Benefit Service
   Compensation        10         20           30          40          50
- -----------------------------------------------------------------------------
     $100,000        $19,200   $  38,300    $  57,500  $   77,100  $   97,100
     $120,000        $23,200   $  46,300    $  69,500  $   93,100  $  117,100
     $140,000        $27,200   $  54,300    $  81,500  $  109,100  $  137,100
     $160,000        $31,200   $  62,300    $  93,500  $  125,100  $  157,100
     $180,000        $35,200   $  70,300    $ 105,500  $  141,100  $  177,100
     $200,000        $39,200   $  78,300    $ 117,500  $  157,100  $  197,100
     $220,000        $43,200   $  86,300    $ 129,500  $  173,100  $  217,100
     $240,000        $47,200   $  94,300    $ 141,500  $  189,100  $  237,100

Benefits are currently subject to maximum Code limitations of $130,000 per year. The years of service credited under the pension plan as of June 30, 1999, to the Named Executive Officers are as follows:

        Name of Executive Officer                  Years of Service
        -------------------------                  ----------------
           John K. Keach, Jr.                             25
           Gerald L. Armstrong                             6
           Lawrence E. Welker                             20
           S. Elaine Pollert                              12

     The compensation covered by the pension plan for purposes of computing their benefits is the equivalent of the compensation set forth in the salary column in the chart on page 6.

     Supplemental Retirement Income and Deferred Compensation Program
     ----------------------------------------------------------------

     The Bank has entered into either supplemental retirement agreements or deferred compensation agreements with its executive officers and with eight other current or former employees deemed by the management of the Bank to be key employees. These agreements provide the key employees of the Bank with supplemental retirement benefits after the employee reaches his or her normal retirement date, upon earlier termination of his or her employment, unless such termination is for cause, or upon his or her death. The normal retirement date for John Keach, Jr. and Lawrence E. Welker is the first day of the month coincident with or next following his attainment of age 60, for Gerald Armstrong is the first day of the month coincident with or next following his attainment of age 65, and for Elaine Pollert is the first day of the month coincident with or next following her attainment of age 65. The annual benefits are payable to those persons for a period of 15 years.

     The annual benefits for the Named Executive Officers are equal to the amounts specified below:

         Name of Executive Officer              Amount of Annual Benefit
         -------------------------              ------------------------
          John K. Keach, Jr.                              $82,664
          Gerald L. Armstrong                             $67,343
          Lawrence E. Welker                              $58,649
          S. Elaine Pollert                               $44,664

     The agreements provide reduced annual benefits for the executive officers electing early retirement. If the executive officer leaves before early retirement, the annual benefits are further reduced, and such reduction is dependent on his or her years of service with the Bank, completed after the date the agreements were executed. In the event of a change of control of the Bank, the reductions described above are somewhat decreased. While the benefits are paid from the general assets of the Bank, the Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his or her agreement are forfeited.

     Performance Graph

     The following graph shows the performance of the Corporation's Common Stock since June 30, 1994, in comparison to the NASDAQ Stock Market - U.S. Index and the NASDAQ Bank Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG HOME FEDERAL BANCORP, THE NASDAQ STOCK MARKET (U.S.) INDEX
                            AND THE NASDAQ BANK INDEX



     [graph omitted]

*    $100 INVESTED ON 6/30/94 IN STOCK OR INDEX -
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING JUNE 30.

     Transactions With Certain Related Persons
     -----------------------------------------
     The Bank has followed the policy of offering to its directors, officers and employees and their associates, real estate mortgage loans for the financing of their principal residences; consumer loans; and, in certain cases, commercial loans. These loans are made in the ordinary course of business on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.

     Compensation Committee Interlocks and Insider Participation
     -----------------------------------------------------------

     The members of the Corporation's Compensation Committee are Messrs. Nolting, Jr. (Chairman), Keach, Sr., Laitinen and Keach, Jr. Messrs. Keach, Sr. and Keach, Jr. are each officers of the Corporation. All of the outside directors of the Corporation are members of the Stock Option Committee.

                        PROPOSAL II -- STOCK OPTION PLAN

     The Board of Directors of the Corporation adopted the Home Federal Bancorp 1999 Stock Option Plan (the "1999 Option Plan") on August 24, 1999. The essential features of the 1999 Option Plan are summarized below, but the 1999 Option Plan is set forth in full in Exhibit A to this Proxy Statement, and all statements made in this summary are qualified by reference to the full text of the 1999 Option Plan.

Purpose

     The purpose of the 1999 Option Plan is to provide to certain directors, officers and other key employees of the Corporation and its subsidiaries (currently approximately ten persons) a favorable opportunity to acquire Common

Stock of the Corporation and thereby increase the incentive of such persons to work for the success of the Corporation and its subsidiaries and better enabling such entities to attract or retain capable directors and executive personnel.

     The 1999 Option Plan provides for the grant of both incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the Corporation) and options that do not so qualify (non-qualified stock options).

Administration

     The 1999 Option Plan is administered, construed and interpreted by a committee consisting of at least two members of the Corporation's Board of Directors. The Corporation's Stock Option Committee will administer the 1999 Option Plan. The Stock Option Committee selects the individuals to whom options or cash awards will be granted and determines the time of grant, the number of shares of stock to be covered by each option, the amount of any cash awards, the option price, the period within which the option may be exercised, whether the option is an incentive stock option or non-qualified stock option, and any other terms and conditions of the options or cash awards granted. Members of the Stock Option Committee must be nonemployee directors of the Corporation. The current members of that Committee are set forth on page 4 of this Proxy Statement.

Reservation of Shares

     The Corporation has reserved 250,000 shares of its Common Stock for issuance upon exercise of options to be granted under the 1999 Option Plan. No stock options have been granted under the 1999 Option Plan as of yet. Shares issued under the 1999 Option Plan may be authorized but unissued shares or treasury shares of the Corporation. The Corporation's current intention is to use shares it repurchases on the open market from and after the date hereof to fund grants of stock options under the 1999 Option Plan. In the event of corporate changes affecting the Corporation's Common Stock, such as reorganizations, recapitalizations, stock splits, stock dividends, mergers, consolidations, liquidations, and extraordinary distributions (consisting of cash, securities, or other assets), the Stock Option Committee may make appropriate adjustments in the number and kind of shares reserved under the 1999 Option Plan and in the option price under, and the number and kind of shares covered by, outstanding options granted under the 1999 Option Plan. Any shares subject to an option which expires or is terminated before exercise will again be available for issuance under the 1999 Option Plan.

     Options and cash awards may be granted to directors, officers (including officers who are members of the Board of Directors) and other key employees of the Corporation and its subsidiaries who are materially responsible for the management or operation of the business of the Corporation or its subsidiaries and have provided valuable services to the Corporation or its subsidiaries. Such individuals may be granted more than one option under the 1999 Option Plan. However, no employee may be granted options under the 1999 Option Plan for more than 30,000 shares of Common Stock in any calendar year (subject to antidilution adjustments).

Terms of the Options

     Stock Option Price. The price to be paid for shares of Common Stock upon the exercise of each stock option shall not be less than the fair market value of such shares on the date on which the option is granted. Incentive stock options granted to holders of more than 10% of the combined voting power of all classes of stock of the Corporation may be granted at an option price no less than 110% of the fair market value of the stock on the date of grant.

     Option Term. No option may have a term longer than ten years and one day from the date grant. However, under the Internal Revenue Code of 1986, as amended (the "Code"), incentive stock options may not have terms in excess of ten years. Incentive stock options granted to holders of more than 10% of the combined voting power of all classes of stock of the Corporation may not have terms in excess of five years.

     Exercise of Option. The option price of each share of stock is to be paid in full in cash at the time of exercise. Under certain circumstances, the 1999 Option Plan permits optionees to deliver a notice to their broker to deliver to the Corporation the total option price in cash and the amount of any taxes to be withheld from the optionee's compensation as a result of any withholding tax obligation of the Corporation. With the approval of the Stock Option Committee, payment of the option price may also be effected by tendering whole shares of the Corporation's Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. Options may be exercisable in full at any time during their term or in such installments, on a cumulative basis, as the Stock Option Committee may determine, except that no option may be exercised at any time as to fewer than 100 shares unless the exercise is with respect to an entire residue of fewer than 100 shares, and no option may be exercised during the first six months of its term.

     Exercise of Options by Other than Outside Directors. Except as provided below, upon termination of an optionholder's employment by the Corporation and its subsidiaries, all rights under any options granted to him but not yet exercised terminate. In the event that an optionee retires pursuant to any then existing pension plan of the Corporation or its subsidiaries, his option may be exercised by him in whole or in part within three years after his retirement until the expiration of the option term fixed by the Committee, whether or not the option was otherwise exercisable by him at his date of retirement; provided, however, that if he remains a director or director emeritus of the Corporation he may exercise such option until the later of (a) three years after his retirement or (b) six months after he ceases to be a director or director emeritus of the Corporation. If an optionee's employment by the Corporation and its subsidiaries terminates by reason of permanent and total disability, his option may be exercised by him in whole or in part within one year after such termination of employment, whether or not the option was otherwise exercisable by him at the time of such termination of employment. If the optionee dies while employed by the Corporation or its subsidiaries, within three years after his retirement (or, if later, six months following his termination of service as a director or director emeritus of the Corporation), or within one year after his termination of employment because of permanent and total disability, his option may be exercised by his estate or by the person or persons entitled thereto by will or by the applicable laws of descent or distribution at any time within one year after the date of such death, whether or not the option was otherwise exercisable by the optionee at the date of his death. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of the option term set by the Stock Option Committee.

     Exercise of Options by Outside Directors. Options granted to Outside Directors terminate six months after the date such Outside Director ceases to be a director and director emeritus of the Corporation for any reason. If an optionee who is an Outside Director ceases to be a director and a director emeritus by reason of disability, any option granted to him may be exercised in whole or in part within one year of such termination of service, whether or not the option was otherwise exercisable by him at the time of such termination of service. In the event of the death of an Outside Director while serving as a director or director emeritus of the Corporation, within six months after he ceases to be a director and a director emeritus of the Corporation, or within one year after he ceases to be a director and a director emeritus of the Corporation by reason of disability, any option granted to him may be exercised by his estate or by the person or persons entitled thereto by will or by the applicable laws of descent or distribution at any time within one year after the date of such death, whether or not the option was exercisable by the optionee at the date of his death. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of the option term set by the Stock Option Committee.

     Nontransferability of Option. Options may not be transferred except by will or the laws of descent and distribution. During the lifetime of an optionee, they may be exercised only by him or his guardian or legal representative.

     Maximum Incentive Stock Options. The aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under the 1999 Option Plan may not exceed $100,000. For purposes of these computations, the fair market value of the shares is to be determined as of the date the option is granted and computed in the manner determined by the Stock Option Committee consistent with the requirements of the Code. This limitation does not apply to non-qualified stock options granted under the 1999 Option Plan.

     Cash Awards. The Stock Option Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

     Change of Control. In the event of a change of control of the Corporation, outstanding options which are not otherwise exercisable will become immediately exercisable. Change of control, for this purpose, means an acquisition of control of the Corporation or of the Bank within the meaning of 12 C.F.R. ss. 574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the Corporation or any of its subsidiaries). This provision could result in adverse tax consequences to the Corporation and to the optionee as a result of the golden parachute provisions in the Code. Under the golden parachute provisions, compensatory payments made by the Corporation to an employee following a change in control which are contingent on a change in control and which exceed certain limits based on the average annual compensation of the employee for the five calendar years before the change in control are not deductible by the Corporation and would subject the optionee to a 20% excise tax. The value of any option which would become immediately exercisable following a change in control (the spread between the then fair market value of the option shares and the option price) could be deemed to be a compensatory payment contingent on a change in control, and, thus, if such amount, when added to any other payments made by the Corporation to the employee which are contingent on a change in control, would exceed the limits described above, the excess amounts would be non-deductible and subject to the excise tax.

     The effect of this change of control provision which, under certain circumstances, could accelerate benefits to optionholders may be to increase the cost of a potential business combination or acquisition of control of the Corporation. To the extent that this increased cost is significant, potential acquirors may be deterred from pursuing a transaction involving the Corporation, and its shareholders may be deprived of an opportunity to sell their shares at a favorable price. However, the options which may be granted under the 1999 Option Plan may be fully exercisable within six months following the date of the grant, so the change of control provision described above may not have a significant deterrent effect. Moreover, to the extent this provision could operate to accelerate benefits under stock options awarded in the future, the Board of Directors believes that the expected benefits of these provisions in attracting and retaining qualified management personnel outweigh these possible disadvantages.

Other Provisions

     The Stock Option Committee may provide for such other terms, provisions and conditions of an option as are not inconsistent with the 1999 Option Plan. The Stock Option Committee may also prescribe, and amend, waive and rescind rules and regulations relating to the 1999 Option Plan, may accelerate the vesting of stock options or cash awards granted or made under the 1999 Option Plan, may make amendments or modifications in the terms and conditions (including exercisability) of the options relating to the effect of termination of employment of the optionees, and may waive any restrictions or conditions applicable to any option or the exercise thereof.

Amendment and Termination

     The Board of Directors of the Corporation may amend the 1999 Option Plan from time to time, and, with the consent of the optionee, the terms and provisions of his option or cash award, provided, however, that (1) no amendment may, without the consent of an optionee, make any changes in any outstanding option or cash award which would adversely affect the rights of the optionee and
(2) without approval of the holders of at least a majority of the shares of the Corporation voting in person or by proxy at a duly constituted meeting, or adjournment thereof, the following changes in the 1999 Option Plan may not be made: an increase in the number of shares reserved for issuance under the 1999 Option Plan (except as permitted by the antidilutive provisions in the 1999 Option Plan); an extension of the option terms to more than 10 years and one day from the date of grant of the option; or a material modification of the class of employees eligible to receive options or cash awards under the 1999 Option Plan.

The Board of Directors of the Corporation may terminate the 1999 Option Plan at any time. In any event, no incentive stock options may be granted under the Stock 1999 Option Plan after August 23, 2009.

Federal Income Tax Consequences

     The grant of incentive and non-qualified stock options will have no federal tax consequences to the Corporation or the optionee. Moreover, if an incentive stock option is exercised (a) while the employee is employed by the Corporation or its subsidiaries, (b) within three months after the optionee ceases to be an employee of the Corporation or its subsidiaries, (c) after the optionee's death, or (d) within one year after the optionee ceases to be an employee of the Corporation or its subsidiaries if the optionee's employment is terminated because of permanent and total disability (within the meaning of ss. 22(e)(3) of the Code), the exercise of the incentive stock option will ordinarily have no federal income tax consequences to the Corporation or the optionee. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price of the option will, along with other specified items, be considered taxable income in the taxable year of the optionee in which the option was exercised for purposes of determining the applicability of the alternative minimum tax. As a result, the exercise of an incentive stock option may subject an optionee to an alternative minimum tax depending on that optionee's particular circumstances.

     On the other hand, the recipient of a non-qualified stock option generally will realize taxable ordinary income at the time of exercise of his option in an amount equal to the excess of the fair market value of the shares acquired at the time of such exercise over the option price. A like amount is generally deductible by the Corporation for federal income tax purposes as of that date, as long as the Corporation withholds federal income tax with respect to that taxable amount, assuming the optionholder's income is subject to income tax withholding by the Corporation. The 1999 Option Plan permits, under certain circumstances, holders of non-qualified stock options to satisfy their withholding obligation by having shares equal in value to the applicable withholding taxes withheld from the shares which they would otherwise receive upon the exercise of a non-qualified stock option.

     Upon the sale of the shares acquired upon the exercise of an incentive stock option no sooner than two years after the grant of the option and no sooner than one year after receipt of the shares by the optionee, any capital gain recognized would be taxed to the optionee at long-term rates. Upon the sale of shares acquired upon the exercise of an incentive stock option prior to two years after the grant of an option or prior to one year after receipt of the shares by the optionee, the optionee will generally recognize, in the year of disposition, ordinary income equal to the lesser of (a) the spread between the fair market value of the shares on the date of exercise and the exercise price; and (b) the gain realized upon the disposition of those shares. The Corporation will be entitled to a deduction equal to the amount of income recognized as ordinary income by the optionee, so long as the Corporation withholds federal income tax with respect to that taxable amount (assuming the optionholder's income is subject to income tax withholding by the Corporation). If the spread is the basis for determining the amount of ordinary income realized by the optionee, there will be additional long-term or short-term capital gain realized if the proceeds of such sale exceed such spread.

     Upon the subsequent sale of shares acquired upon exercise of a non-qualified stock option, the optionholder will recognize long-term capital gain or loss if the shares are deemed to have been held for 18 months or more, and short-term capital gain or loss in all other cases. Currently, long-term capital gains for noncorporate taxpayers are generally taxed at a maximum rate of 20%.
Short-term capital gains are taxed at the same rates as ordinary income.

Financial Accounting Consequences

     At this time, neither the grant of incentive or non-qualified stock options nor the issuance of shares upon exercise of such options will result in a compensation expense charge to the Corporation's earnings for financial accounting purposes, except that for non-qualified stock options, earnings will be charged with the excess, if any, of the fair market value on the date of grant over the exercise price of the option shares. Option proceeds from the exercise of these options and tax savings from non-qualified stock options (other than tax savings resulting from charges to earnings made when the exercise price is less than fair market value of the option shares on the date of grant) are credited to capital. The Financial Accounting Standards Board (the "FASB") has adopted rules that require increased disclosure about the value of stock options in financial statements for the Corporation, including their impact on earnings.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE AND RATIFY THE 1999 OPTION PLAN. SUCH ACTION REQUIRES THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF THE CORPORATION'S COMMON STOCK VOTING IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE INCLUDED IN THE NUMBER OF SHARES PRESENT AND ENTITLED TO VOTE ON THE PROPOSAL AND ACCORDINGLY TREATED AS "NO" VOTES, BUT BROKER NON-VOTES WILL BE EXCLUDED FROM THE NUMBER OF SHARES PRESENT AND ENTITLED TO VOTE ON THE PROPOSAL AND WILL HAVE NO EFFECT ON THE VOTE.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires that the Corporation's officers and directors and persons who own more than 10% of the Corporation's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% Shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the fiscal year ended June 30, 1999, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were complied with.

                                   ACCOUNTANTS

     The firm of Deloitte & Touche LLP has been selected as the Corporation's principal independent accountant for the current fiscal year. Deloitte & Touche LLP has served as auditors for the Corporation since 1984. It is expected that representatives of the firm will be present at the Annual Meeting to make any statements they desire to make and to answer questions directed to them.

                              SHAREHOLDER PROPOSALS

     Any proposal which a Shareholder wishes to have presented at the next Annual Meeting to be held in October, 2000, and included in the Proxy Statement and form of proxy relating to that meeting must be received by the Corporation at its principal executive offices no later than 120 days in advance of September 24, 2000. Any such proposals should be sent to the attention of the Secretary of the Corporation, 222 West Second Street, P.O. Box 648, Seymour, Indiana 47274-0648. A Shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the 1934 Act will be considered untimely if it is received by the Corporation later than 45 days in advance of September 24, 2000.

                                     GENERAL

     The Board of Directors knows of no matters which are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the proxies will be voted, with respect to them, in accordance with the recommendations of the Board of Directors.
     The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to solicitations by mail, some of the officers and regular employees of the Corporation, who will receive no special compensation therefor, may solicit proxies by telephone, telegraph or personal visits, and the cost of such additional solicitation, if any, will be borne by the Corporation.

    Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Corporation, the Corporation relies upon information furnished by others for the accuracy and completeness thereof.
                              By Order of the Board of Directors

                              /s/ John K. Keach, Sr.
                              John K. Keach, Sr.
                              Chairman of the Board

September 24, 1999

                                                                 Exhibit A
                                                                 ---------
                              HOME FEDERAL BANCORP

                             1999 STOCK OPTION PLAN

         1. Purpose. The purpose of the Home Federal Bancorp 1999 Stock Option Plan (the "Plan") is to provide to directors, officers and other key employees of Home Federal Bancorp (the "Holding Company") and its majority-owned and wholly-owned subsidiaries (individually a "Subsidiary" and collectively the "Subsidiaries"), including, but not limited to, Home Federal Savings Bank (the "Bank"), who are materially responsible for the management or operation of the business of the Holding Company or a Subsidiary and have provided valuable services to the Holding Company or a Subsidiary, a favorable opportunity to acquire Common Stock, without par value ("Common Stock"), of the Holding Company, thereby providing them with an increased incentive to work for the success of the Holding Company and its Subsidiaries and better enabling each such entity to attract and retain capable directors and executive personnel.

         2. Administration of the Plan. The Plan shall be administered, construed and interpreted by a committee (the "Committee") consisting of at least two members of the Board of Directors of the Holding Company, each of whom is a "Non-Employee Director" within the meaning of the definition of that term contained in Reg. ss. 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The members of the Committee shall be designated from time to time by the Board of Directors of the Holding Company. The decision of a majority of the members of the Committee shall constitute the decision of the Committee, and the Committee may act either at a meeting at which a majority of the members of the Committee is present or by a written consent signed by all members of the Committee. The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan:

              (a)  the  individuals   (the   "Optionees")  to  whom  options  or
              successive options or cash awards shall be granted under the Plan;

              (b)  the  time  when  options  or cash  awards  shall  be  granted hereunder;

              (c) the number of shares of Common Stock to be covered under each option and the amount of any cash awards;

              (d) the option price to be paid upon the exercise of each option;

              (e) the period within which each such option may be exercised;

              (f) the extent to which an option is an incentive stock option or a non-qualified stock option; and

              (g) the terms and conditions of the respective agreements by which options granted or cash awards shall be evidenced.

The Committee shall also have authority to prescribe, amend, waive, and rescind rules and regulations relating to the Plan, to accelerate the vesting of any stock options or cash awards made hereunder, to make amendments or modifications in the terms and conditions (including exercisability) of the options relating to the effect of termination of employment of the optionee (subject to the last sentence of Section 11 hereof), to waive any restrictions or conditions applicable to any option or the exercise thereof, and to make all other determinations necessary or advisable in the administration of the Plan.

         3. Eligibility. The Committee may, consistent with the purposes of the Plan, grant options and cash awards to officers and other key employees and directors of the Holding Company or of a Subsidiary who in the opinion of the Committee are from time to time materially responsible for the management or operation of the business of the Holding Company or of a Subsidiary and have provided valuable services to the Holding Company or a Subsidiary; provided, however, that in no event may any employee who owns (after application of the ownership rules in ss. 425(d) of the Internal Revenue Code of 1986, as amended (the "Code")) shares of stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Holding Company or any of its Subsidiaries be granted an incentive stock option hereunder unless at the time such option is granted the option price is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted. No employee may be granted options under the Plan for more than 30,000 shares of Common Stock in any calendar year (subject to adjustments contemplated by Section 7 hereof). Subject to the foregoing provisions, an individual who has been granted an option under the Plan (an "Optionee"), if he is otherwise eligible, may be granted an additional option or options if the Committee shall so determine.

         4. Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of options granted under the Plan, 250,000 shares of Common Stock of the Holding Company, which may be authorized but unissued shares or treasury shares of the Holding Company. Subject to Section 7 hereof, the shares for which options may be granted under the Plan shall not exceed that number. If any option shall expire or terminate or be surrendered for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for other options under the Plan.

         5. Terms of Options. Each option granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

              (a) Option Price. The price to be paid for shares of stock upon the exercise of each option shall be determined by the Committee at the time such option is granted, but such price in no event shall be less than the fair market value, as determined by the Committee consistent with Treas. Reg. ss. 20.2031-2 and any requirements of ss. 422A of the Code, of such stock on the date on which such option is granted.

              (b) Period for Exercise of Option. An option shall not be exercisable after the expiration of such period as shall be fixed by the Committee at the time of the grant thereof, but such period in no event shall exceed ten (10) years and one day from the date on which such option is granted; provided, that incentive stock options granted hereunder shall have terms not in excess of ten (10) years and non-qualified stock options shall be for a period not in excess of ten
         (10) years and one day from the date of grant thereof. Options shall be subject to earlier termination as hereinafter provided.

              (c) Exercise of Options. The option price of each share of stock purchased upon exercise of an option shall be paid in full at the time of such exercise. Payment may be in (i) cash, (ii) if the Optionee may do so in conformity with Regulation T (12 C.F.R. ss. 220.3(e)(4)) without violating ss. 16(b) or ss. 16(c) of the 1934 Act, pursuant to a broker's cashless exercise procedure, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Holding Company the total option price in cash and, if desired, the amount of any taxes to be withheld from the Optionee's compensation as a result of any withholding tax obligation of the Holding Company or any of its Subsidiaries, as specified in such notice, or (iii) with the approval of the Committee, by tendering whole shares of the Holding Company's Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. For this purpose, any shares so tendered by an Optionee shall be deemed to have a fair market value equal to the mean between the highest and lowest quoted selling prices for the shares on the date of exercise of the option (or if there were no sales on such date the weighted average of the means between the highest and lowest quoted selling prices for the shares on the nearest date before and the nearest date after the date of exercise of the options as prescribed by Treas. Reg. ss. 20-2031-2), as reported in The Wall Street Journal or a similar publication selected by the Committee. The Committee shall have the authority to grant options exercisable in full at any time during their term, or exercisable in such installments at such times during their term as the Committee may determine; provided, however, that options shall not be exercisable during the first six (6) months of their term. Installments not purchased in earlier periods shall be cumulated and be available for purchase in later periods. Subject to the other provisions of this Plan, an option may be exercised at any time or from time to time during the term of the option as to any or all whole shares which have become subject to purchase pursuant to the terms of the option or the Plan, but not at any time as to fewer than one hundred (100) shares unless the remaining shares which have become subject to purchase are fewer than one hundred (100) shares. An option may be exercised only by written notice to the Holding Company, mailed to the attention of its Secretary, signed by the Optionee (or such other person or persons as shall demonstrate to the Holding Company his or their right to exercise the option), specifying the number of shares in respect of which it is being exercised, and accompanied by payment in full in either cash or by check in the amount of the aggregate purchase price therefor, by delivery of the irrevocable broker instructions referred to above, or, if the Committee has approved the use of the stock swap feature provided for above, followed as soon as practicable by the delivery of the option price for such shares.

              (d) Certificates. The certificate or certificates for the shares issuable upon an exercise of an option shall be issued as promptly as practicable after such exercise. An Optionee shall not have any rights of a shareholder in respect to the shares of stock subject to an option until the date of issuance of a stock certificate to him for such shares. In no case may a fraction of a share be purchased or issued under the Plan, but if, upon the exercise of an option, a fractional share would otherwise be issuable, the Holding Company shall pay cash in lieu thereof.

              (e) Termination of Option. If an Optionee (other than a director of the Holding Company or a Subsidiary who is not an employee of the Holding Company or a Subsidiary (an "Outside Director")) ceases to be an employee of the Holding Company and the Subsidiaries for any reason other than retirement, permanent and total disability (within the meaning of ss. 22(e)(3) of the Code), or death, any option granted to him shall forthwith terminate. Leave of absence approved by the Committee shall not constitute cessation of employment. If an Optionee (other than an Outside Director) ceases to be an employee of the Holding Company and the Subsidiaries by reason of retirement, any option granted to him may be exercised by him in whole or in part within three (3) years after the date of his retirement, whether or not the option was otherwise exercisable at the date of his retirement; provided, however, that if such employee remains a director or director emeritus of the Holding Company, the option granted to him may be exercised by him in whole or in part until the later of (a) three (3) years after the date of his retirement, or (b) six months after his service as a director or director emeritus of the Holding Company terminates. (The term "retirement" as used herein means such termination of employment as shall entitle such individual to early or normal retirement benefits under any then existing pension plan of the Holding Company or a Subsidiary.) If an Optionee (other than an Outside Director) ceases to be an employee of the Holding Company and the Subsidiaries by reason of permanent and total disability (within the meaning of ss. 22(e)(3) of the Code), any option granted to him may be exercised by him in whole or in part within one (1) year after the date of his termination of employment by reason of such disability whether or not the option was otherwise exercisable at the date of such termination. Options granted to Outside Directors shall cease to be exercisable six (6) months after the date such Outside Director is no longer a director or director emeritus of the Holding Company or a Subsidiary for any reason other than death or disability. If an Optionee who is an Outside Director ceases to be a director and a director emeritus by reason of disability, any option granted to him may be exercised in whole or in part within one (1) year after the date the Optionee ceases to be a director and a director emeritus by reason of such disability, whether or not the option was otherwise exercisable at such date. In the event of the death of an Optionee while in the employ or service as a director or director emeritus of the Holding Company or a Subsidiary, or, if the Optionee is not an Outside Director, within three (3) years after the date of his retirement (or, if later, six months following his termination of service as a director or director emeritus of the Holding Company or a Subsidiary) or within one (1) year after the termination of his employment by reason of permanent and total disability (within the meaning of ss. 22(e)(3) of the Code), or, if the Optionee is an Outside Director, within six (6) months after he is no longer a director and a director emeritus of the Holding Company or of Subsidiary for reasons other than disability or, within one (1) year after the termination of his service by reason of disability, any option granted to him may be exercised in whole or in part at any time within one (1) year after the date of such death by the executor or administrator of his estate or by the person or persons entitled to the option by will or by applicable laws of descent and distribution until the expiration of the option term as fixed by the Committee, whether or not the option was otherwise exercisable at the date of his death. Notwithstanding the foregoing provisions of this subsection (e), no option shall in any event be exercisable after the expiration of the period fixed by the Committee in accordance with subsection (b) above.

              (f) Nontransferability of Option. No option may be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee options shall be exercisable only by the Optionee or his guardian or legal representative.

              (g) No Right to Continued Service.  Nothing in this Plan or in any agreement entered into pursuant hereto shall confer on any person any right to continue in the employ or service of the Holding Company or its Subsidiaries or affect any rights the Holding Company, a Subsidiary, or the shareholders of the Holding Company may have to terminate his service at any time.

              (h) Maximum Incentive Stock Options. The aggregate fair market value of stock with respect to which incentive stock options (within the meaning of ss. 422A of the Code) are exercisable for the first time by an Optionee during any calendar year under the Plan or any other plan of the Holding Company or its Subsidiaries shall not exceed $100,000. For this purpose, the fair market value of such shares shall be determined as of the date the option is granted and shall be computed in such manner as shall be determined by the Committee, consistent with the requirements of ss. 422A of the Code.

              (i) Agreement. Each option shall be evidenced by an agreement between the Optionee and the Holding Company which shall provide, among other things, that, with respect to incentive stock options, the Optionee will advise the Holding Company immediately upon any sale or transfer of the shares of Common Stock received upon exercise of the option to the extent such sale or transfer takes place prior to the later of (a) two (2) years from the date of grant or (b) one (1) year from the date of exercise.

              (j)  Investment  Representations.  Unless the shares subject to an option are registered under applicable federal and state securities laws, each Optionee by accepting an option shall be deemed to agree for himself and his legal representatives that any option granted to him and any and all shares of Common Stock purchased upon the exercise of the option shall be acquired for investment and not with a view to, or for the sale in connection with, any distribution thereof, and each notice of the exercise of any portion of an option shall be accompanied by a representation in writing, signed by the Optionee or his legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in case of the Optionee's legal representatives for distribution, but not for sale, to his legal heirs, legatees and other testamentary beneficiaries). Any shares issued pursuant to an exercise of an option may bear a legend evidencing such representations and restrictions.

         6. Incentive Stock Options and Non-Qualified Stock Options. Options granted under the Plan may be incentive stock options under ss. 422A of the Code or non-qualified stock options, provided, however, that Outside Directors shall be granted only non-qualified stock options. All options granted hereunder will be clearly identified as either incentive stock options or non-qualified stock options. In no event will the exercise of an incentive stock option affect the right to exercise any non-qualified stock option, nor shall the exercise of any non-qualified stock option affect the right to exercise any incentive stock option. Nothing in this Plan shall be construed to prohibit the grant of incentive stock options and non-qualified stock options to the same person, provided, further, that incentive stock options and non-qualified stock options shall not be granted in a manner whereby the exercise of one non-qualified stock option or incentive stock option affects the exercisability of the other.

         7. Adjustment of Shares. In the event of any change after the effective date of the Plan in the outstanding stock of the Holding Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, extraordinary distribution (consisting of cash, securities, or other assets), or any other change after the effective date of the Plan in the nature of the shares of stock of the Holding Company, the Committee shall determine what changes, if any, are appropriate in the number and kind of shares reserved under the Plan, and the Committee shall determine what changes, if any, are appropriate in the option price under and the number and kind of shares covered by outstanding options granted under the Plan. Any determination of the Committee hereunder shall be conclusive.

         8. Cash Awards. The Committee may, at any time and in its discretion, grant to any Optionee who is granted a non-qualified stock option the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount ("cash award") which is intended to reimburse the


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Optionee  for all or a portion  of the  federal,  state and local  income  taxes imposed upon such Optionee as a consequence of the exercise of a non-qualified stock option and the receipt of a cash award.

         9. Change in Control. In the event of a Change in Control, all options previously granted and still outstanding under the Plan regardless of their terms, shall become exercisable. For this purpose, "Change in Control" shall mean a change in control of the Holding Company or the Bank, within the meaning of 12 C.F.R. ss. 574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the Holding Company or any of its Subsidiaries).

         10. Tax Withholding. Whenever the Holding Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Holding Company shall have the right to require the Optionee or his or her legal representative to remit to the Holding Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares, and whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements. If permitted by the Committee and pursuant to procedures established by the Committee, an Optionee may make a written election to have shares of Common Stock having an aggregate fair market value, as determined by the Committee, consistent with the requirements of Treas. Reg. ss. 20.2031-2, sufficient to satisfy the applicable withholding taxes, withheld from the shares otherwise to be received upon the exercise of a non-qualified option.

         11. Amendment. The Board of Directors of the Holding Company may amend the Plan from time to time and, with the consent of the Optionee, the terms and provisions of his option or cash award, except that without the approval of the holders of at least a majority of the shares of the Holding Company voting in person or by proxy at a duly constituted meeting or adjournment thereof:

              (a) the number of shares of stock which may be reserved for issuance under the Plan may not be increased, except as provided in
         Section 7 hereof;

              (b) the period during which an option may be exercised may not be extended beyond ten (10) years and one day from the date on which such option was granted; and

              (c) the class of persons to whom options or cash awards may be granted under the Plan shall not be modified materially.

         No  amendment  of the Plan,  however,  may,  without the consent of the
Optionees, make any changes in any outstanding options or cash awards theretofore granted under the Plan which would adversely affect the rights of such Optionees.

         12. Termination. The Board of Directors of the Holding Company may terminate the Plan at any time and no option or cash award shall be granted thereafter. Such termination, however, shall not affect the validity of any option or cash award theretofore granted under the Plan. In any event, no incentive stock option may be granted under the Plan after the date which is ten
(10) years from the effective date of the Plan.

         13. Successors. This Plan shall be binding upon the successors and assigns of the Holding Company.

         14. Governing Law. The terms of any options granted hereunder and the rights and obligations hereunder of the Holding Company, the Optionees and their successors in interest shall be governed by Indiana law.

         15. Government and Other Regulations. The obligations of the Holding Company to issue or transfer and deliver shares under options granted under the Plan or make cash awards shall be subject to compliance with all applicable laws, governmental rules and regulations, and administrative action.

         16. Effective Date. The Plan shall become effective on the date the Plan is approved by the holders of at least a majority of the shares of the Holding Company voting in person or by proxy at a duly constituted meeting or adjournment thereof and any options granted pursuant to the Plan may not be exercised until the Board of Directors of the Holding Company has been advised by counsel that such approval has been obtained and all other applicable legal requirements have been met.

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